EXHIBIT 10.20
October 21, 2006
Mr. Gary C. Restani
Dear Gary,
I am very pleased to offer you a position at Hansen Medical, Inc., as our President and Chief Operating Officer, reporting to me.
Your starting salary will be $29,167 per month, (approximately $350,000 annually). Our pay periods are semi-monthly; this position is salaried exempt. You will be eligible for the following standard Company benefits: health, dental, vision, life and disability insurance, as well as flexible spending accounts and 401(k) plan participation, holidays and vacation. Benefits are effective the first of the month following the date of your employment. The Company may change benefits from time to time at its discretion.
Subject to and following approval by the Board, the Company will grant you an option to purchase 1,675,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Company’s Stock Plan (the “Plan”) and your grant agreement. Your grant agreement will include a four year vesting schedule, under which 25% of your Option will vest after 12 months and 1/48th of the total will vest at the end of each month thereafter, until either the Option is fully vested or your employment ends, whichever occurs first.
You will be eligible to participate in the Executive Incentive Bonus Program when such program is implemented. In addition to your salary, the Company will provide a monthly housing allowance of $5,000 per month for two years and you will be eligible for reimbursement of actual relocation expenses of $50,000.
As a condition of your employment, you will be required to abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook. You also agree to read, sign and comply with the Company’s Employee Proprietary Information and Inventions Agreement, as attached.
In your work for the Company, you will be expected not to use or disclose any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company, any unpublished documents or property belonging to any former employer or other third party that you are not authorized to use and disclose.
Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.
To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Palo Alto, California conducted before a single arbitrator by Judicial Arbitration and

Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all of JAMS’ arbitration fees. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.
This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.
If you wish to accept employment at Hansen under the terms described above, please sign and date this letter and the Proprietary Information Agreement, and return them to me by October 30, 2006. You may scan and email the letter to cathy_wooten@hansenmedical.com or fax the acceptance to Cathy Wooten, Director of Human Resources at 650-404-5903. If you accept our offer, we would like you to start work on October 21, 2006 or as soon thereafter as possible.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,
/s/ Frederic H. Moll
Frederic H. Moll
Chief Executive Officer
Understood and accepted:

/s/ Gary C. Restani	10-28-2006

Gary C. Restani	Date

Vesting Acceleration and Severance Agreement
In consideration for the continued employment of Gary Restani (the “Employee”) as President and Chief Operating Officer at Hansen Medical (the “Company”):
In the event of termination of Employee’s employment by the Company for other than Cause (as defined below) or disability, then Employee shall be entitled to receive the following as his sole severance benefits:
(i)	Twelve (12) months of severance payments based on Employee’s then current annual salary compensation; and

(ii)	Twelve (12) months continuation of Employee’s then-current health, dental, vision, and life/disability insurance benefits.
Severance compensation will be paid in accordance with normal payroll periods. If Employee is re-employed at any time during the severance period all further severance compensation payments will immediately cease.
In the event of an Acquisition of the Company (as defined below) and within twelve (12) months following an Acquisition either (a) the termination of his employment by the Company for other than Cause (as defined below) or (b) Employee’s resignation of his employment because of either (x) a material change of his employment by substantial diminution in compensation or duties or (y) substantial relocation of his place of work, then Employee shall be entitled to the following as his sole severance benefits:
(i)	One hundred percent (100%) of any then-unvested shares subject to stock options issued to Employee shall become immediately vested;

(ii)	Employee shall receive twelve (12) months of severance payments based on Employee’s then current annual salary compensation; and

(iii)	Employee shall receive reimbursement for twelve (12) months of premium payments to continue Employee’s then-current health, dental, vision, and life/disability insurance benefits under federal COBRA law or comparable state insurance laws, to the extent such continued coverage is available;
As a condition of receiving severance compensation as defined above, Employee will need to execute and allow to become effective a general release of all known and unknown claims against the Company and its officers, directors, agents, shareholders and other released parties. Such general release will be in the form provided by the Company and will not include rights to vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through date of termination.
The following terms shall have the following definitions:

(i) An “Acquisition” shall mean (a) any consolidation or merger of the Company with or into any other corporation or entity or person in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization, (b) any other corporate reorganization in which in excess of fifty percent (50%) of the Company’s voting power is transferred, or (c) any transaction in which any person, together with its affiliates, accumulates fifty percent (50%) or more of the Company’s voting power;
(ii) “Cause” shall mean (a) an intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between Employee and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct or (f) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Board of Directors.
Understood and Agreed:

/s/ Gary C. Restani	10-30-06
Gary C. Restani	Date
/s/ Frederic H. Moll	11-04-06
Frederic H. Moll, CEO	Date